                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        RELIANCE ACCEPTANCE GROUP, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                             JAMES I. KAPLAN, ESQ.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

RELIANCE ACCEPTANCE GROUP, INC.
                                       [LOGO OF RELIANCE ACCEPTANCE CORPORATION]
Dear Stockholder:

  You are cordially invited to the Annual Meeting of Stockholders (the "Annual Meeting"), of Reliance Acceptance Group, Inc. (the "Company"). The Annual Meeting will be held in the Mesquite-Live Oak Rooms of the Embassy Suites Hotel, 10110 U.S. Highway 281 North, San Antonio, Texas 78216, on May 29, 1997, at 9:00 a.m., Central Daylight time.

  At the Annual Meeting, you will be asked to consider and vote upon two proposals: (i) to elect three Class III directors to serve for a term of three years or until their successors have been elected and qualified and (ii) to approve the Company's 1997 Stock Option Plan.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS AT THE ANNUAL MEETING AND FOR THE APPROVAL OF THE 1997 STOCK OPTION PLAN.

  In the materials accompanying this letter, you will find a Notice of Annual Meeting of Stockholders, a Proxy Statement relating to the actions to be taken at the Annual Meeting and a proxy. The Proxy Statement includes certain information about the Company which you should consider in connection with the actions to be taken at the Annual Meeting. Also included, along with the proxy materials is the Company's Annual Report to Stockholders.

  All stockholders are invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting, please complete, sign, date and return your proxy in the enclosed envelope. If you attend the Annual Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your shares be represented and voted at the Annual Meeting.

                                          Sincerely,

                                          /s/ Thomas L. Barlow

                                          Thomas L. Barlow
                                          President and Chief Executive
                                           Officer

April 29, 1997

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MAY 29, 1997

                               ----------------

To the Stockholders of Reliance
 Acceptance Group, Inc.

  The Annual Meeting of the Stockholders of Reliance Acceptance Group, Inc., a Delaware corporation (the "Company"), will be held at 9:00 a.m., Central Daylight time on May 29, 1997, in the Mesquite-Live Oak Rooms of the Embassy Suites Hotel, 10110 U.S. Highway 281 North, San Antonio, Texas 78216, for the following purposes:

    1. To elect three Class III directors to serve for a term of three years or until their successors have been elected and qualified.

    2. To approve the Reliance Acceptance Group, Inc. 1997 Stock Option Plan.

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors of the Company has fixed the close of business on April 2, 1997 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

                                          By Order of the Board of Directors

                                          /s/ James I. Kaplan

                                          James I. Kaplan
                                          Secretary

April 29, 1997

  ALL STOCKHOLDERS ARE URGED TO ATTEND THE MEETING IN PERSON OR BY PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE FURNISHED FOR THAT PURPOSE. YOUR PROXY CAN BE WITHDRAWN AT ANY TIME BEFORE IT IS VOTED.

                           400 NORTH LOOP 1604 EAST
                                   SUITE 200
                           SAN ANTONIO, TEXAS 78232
                                (210) 496-5910

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 29, 1997

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Reliance Acceptance Group, Inc. (the "Company" or the "Parent Company"), to be voted at the Annual Meeting of Stockholders and any adjournment or postponement thereof (the "Annual Meeting") for the purposes set forth in the foregoing Notice of Annual Meeting. The Annual Meeting will be held at 9:00 a.m., Central Daylight time, on May 29, 1997 in the Mesquite-Live Oak Rooms of the Embassy Suites Hotel, 10110 U.S. Highway 281 North, San Antonio, Texas, 78216. Reliance Acceptance Group, Inc. is the parent company of Reliance Acceptance Corporation (the "Finance Company").

  This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about April 29, 1997, together with a copy of the Company's Annual Report to Stockholders for the year ended December 31, 1996.

RECORD DATE AND OUTSTANDING SHARES

  The Board of Directors of the Company (the "Board of Directors") has fixed the close of business on April 2, 1997 as the record date (the "Record Date") for determining stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on the Record Date, there were 10,878,925 shares of Common Stock outstanding and entitled to vote, held of record by 569 stockholders (although the Company has been informed that there are in excess of 8,500 beneficial owners). The outstanding shares of Common Stock constitute the only outstanding voting securities of the Company entitled to vote at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share held by such person with respect to each matter (including election of directors) to be voted on at the Annual Meeting.

VOTING OF PROXIES

  The Proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors for use at the Annual Meeting. Stockholders are requested to complete, sign and date the accompanying proxy and promptly return it in the accompanying postage paid envelope or otherwise mail it to the Company. Howard B. Silverman, James I. Kaplan and William S. Race, the persons named as proxies on the proxy accompanying this Proxy Statement, were selected by the Board of Directors to serve in such capacity. The shares represented by a proxy which is properly signed, dated, returned and not revoked will be voted in accordance with the instructions contained therein, or, if no direction is indicated, will be voted to approve all of the proposals recommended by the Board of Directors as indicated herein. The Board of Directors presently does not intend to bring any matter before the Annual Meeting except those referred to in this Proxy Statement and specified in the Notice of Annual Meeting, nor does the Board of Directors know of any matters which anyone else proposes to present for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment and discretion; provided, however, that proxies directing a vote against a proposal may not be voted, pursuant to such discretionary authority, for a proposal to adjourn the Annual Meeting in order to permit further solicitation with respect to such proposal.

  Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company, at 980 North Michigan

Avenue, Suite 1400, Chicago, Illinois 60611, of either (i) a written notice, duly executed by the stockholder, stating that the proxy is revoked or (ii) a duly executed proxy bearing a later date. Additionally, a stockholder may revoke a previously executed proxy by voting in person at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

VOTES REQUIRED

  The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum. Abstentions and broker non-votes will be included in determining the presence of a quorum.

  The vote of a plurality of the shares voted in person or by proxy will be required to elect the nominees for directors. Stockholders will not be allowed to cumulate their votes in the election of directors. The approval of the 1997 Stock Option Plan will require the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon. Assuming a quorum is present at the Annual Meeting, neither abstentions nor broker non-votes will have an effect on the proposals presented in this proxy.

SOLICITATION OF PROXIES

  The cost of this proxy solicitation is being borne by the Company. The Company has engaged a proxy solicitation firm, MacKenzie Partners, Inc., to assist in the required search for beneficial owners of the Company's Common Stock and in the distribution of proxy materials. The Company will pay MacKenzie Partners, Inc. a fee of approximately $3,000 in connection with such services. In addition to the solicitation of proxies by the use of the mails, certain officers and associates (who will receive no compensation therefor in addition to their regular salaries) may be used to solicit proxies personally and by telephone and telegraph. In addition, banks, brokers and other custodians, nominees and fiduciaries will be requested to forward copies of the proxy materials to their principals and to request authority for the execution of proxies. The Company will reimburse such persons for their expenses in doing so.

        SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

  The following table sets forth, as of April 2, 1997, certain information reported to the Company with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the Company's current executive officers, (iii) each director of the Company and (iv) all executive officers and directors as a group.

                                              NUMBER OF SHARES    PERCENTAGE OF
    NAME                                   BENEFICIALLY OWNED (1)     TOTAL
    ----                                   ---------------------- -------------
Howard B. Silverman(2)...................           70,500              *
Thomas L. Barlow(3)......................           48,400              *
Lori Cole(4).............................        1,600,200            14.4
Solway F. Firestone(5)...................          132,000             1.2
Dean L. Griffith.........................            1,000              *
Ross J. Mangano(6).......................          549,300             5.0
William S. Race(7).......................          104,732              *
Cathy Cole Williams(8)...................        1,021,440             9.2
James D. Dolph...........................            1,000              *
James I. Kaplan(9).......................           22,530              *
Irwin H. Cole(10)........................          188,028             1.7
Shirley Cole(11).........................          845,300             7.6
All executive officers and directors as a
 group (10 persons)(12)..................        3,551,102            32.0

--------
  * Less than 1%.
 (1) Unless otherwise indicated below, the persons in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The address of all holders of 5% or more of the Company's outstanding Common Stock is c/o Reliance Acceptance Group, Inc., 980 North Michigan Avenue, Suite 1400, Chicago, Illinois 60611,
     Attention: James I. Kaplan, Secretary.
 (2) Includes 40,000 shares issuable upon exercise of options which are currently exercisable.
 (3) Includes 48,400 shares issuable upon exercise of options which are currently exercisable.
 (4) Includes 1,600,200 shares held by various trusts over which Ms. Cole has sole voting and investment power.
 (5) Includes 5,000 shares held by a trust established for Mr. Firestone's wife, 1,000 shares held by a pension plan over which Mr. Firestone has sole voting and investment power as investment advisor and 3,000 shares held by various trusts over which Mr. Firestone has sole voting and investment power. Also includes 4,000 shares issuable upon exercise of options which are currently exercisable. Mr. Firestone disclaims beneficial ownership of the 5,000 shares held by the trust established for his wife.
 (6) Includes an aggregate of 530,300 shares over which Mr. Mangano has shared voting power and sole investment power.
 (7) Includes 102,235 shares issuable upon exercise of options which are currently exercisable.
 (8) Includes 1,021,440 shares held by various trusts over which Ms. Williams has sole voting and investment power. Excludes 42,000 shares beneficially owned by Ms. Williams' husband, of which shares Ms. Williams disclaims beneficial ownership.
 (9) Includes 22,530 shares issuable upon the exercise of options which are currently exercisable.
(10) Includes 2,500 shares of which Mr. Cole shares voting and investment power with his spouse, Shirley Cole. Excludes 842,800 shares beneficially owned by Mr. Cole's spouse, of which shares Mr. Cole disclaims beneficial ownership.
(11) Includes 2,500 shares of which Mrs. Cole shares voting and investment power with her spouse, Irwin Cole. Excludes 185,528 shares beneficially owned by Mrs. Cole's husband, Irwin H. Cole, of which shares Mrs. Cole disclaims beneficial ownership.
(12) Includes an aggregate of 217,165 shares issuable upon exercise of options which are currently exercisable. Excludes 47,000 shares held by spouses of the directors and executive officers of which shares such persons disclaim beneficial ownership.

                    RECENT DEVELOPMENTS AND RESIGNATIONS OF
                   CERTAIN DIRECTORS AND EXECUTIVE OFFICERS

  On February 12, 1997, the Company (formerly known as Cole Taylor Financial Group, Inc.) closed the transactions (the "Split-Off Transactions") contemplated by the Amended and Restated Share Exchange Agreement dated as of June 12, 1996, by and among the Company and the Taylor Family Group (as defined below), including the following transactions: (1) the Taylor Family Group exchanged 4,500,000 shares of the Company's common stock, $.01 par value per share (the "Common Stock") with the Company for all of the outstanding common stock of Taylor Capital Group, Inc. ("Taylor Capital"), which owned all of the outstanding common stock of Cole Taylor Bank (the "Bank"), all of the outstanding common stock of CT Mortgage Company, Inc. and an investment in Alpha Capital Fund II, L.P., and (2) the Finance Company received $52 million in cash and all of the used automobile receivables business of the Bank consisting of, among other things, used automobile finance contracts having a fair market value of $31 million. The Split-Off Transactions were previously approved by the Company's Stockholders at a meeting held November 15, 1996. The "Taylor Family Group" means an investor group consisting of Jeffrey W. Taylor, Bruce W. Taylor, Sidney J. Taylor, Iris A. Taylor, Cindy Taylor Bleil, the Taylor Family Partnership and a series of related trusts.

  On February 14, 1997, Jeffrey W. Taylor, Bruce W. Taylor, Sidney J. Taylor, Melvin E. Pearl, Richard Tinberg and Adelyn Dougherty resigned from the Board of Directors of the Company, and Sidney J. Taylor and Jeffrey W. Taylor resigned from the Board of Directors of the Finance Company. Furthermore, Jeffrey W. Taylor resigned as Chairman and Chief Executive Officer of the Company, Bruce W. Taylor resigned as President of the Company and John Christopher Alstrin resigned as the Chief Financial Officer of the Company at that time. In addition, on June 12, 1996, Bruce W. Taylor and Melvin E. Pearl resigned from the Board of Directors of the Finance Company. Upon consummation of the Split-Off Transactions, James I. Kaplan, the General Counsel of the Company and the Bank, resigned his position with the Bank. Mr. Kaplan continues to serve as the Company's General Counsel.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

  The Board of Directors is comprised of 8 members. The Amended and Restated Certificate of Incorporation currently in effect provides that the members of the Board of Directors shall be divided into three classes, as nearly equal as possible, with one class being elected each year. At the Annual Meeting three persons will be elected as Class III directors, each to be elected for a term of three years (expiring at the Annual Meeting of Stockholders to be held in the year 2000) or until their successors are elected and qualified. All nominees are currently serving as directors and have consented to serve for new terms.

  If at the time of the Annual Meeting any of the nominees should be unable or decline to serve, the persons named in the proxy will vote for such substitute nominee or nominees as the Board of Directors recommends, or vote to allow the vacancy created thereby to remain open until filled by the Board of Directors, as the Board of Directors recommends. The Board of Directors has no reason to believe that any nominee will be unable or will decline to serve as a director if elected.

NOMINEES FOR ELECTION AS CLASS III DIRECTORS

  The following persons, if elected at the Annual Meeting, will serve as directors until the earlier of the Annual Meeting of Stockholders to be held in the year 2000 or until their successors are duly elected and qualified:

                                                                     SERVED AS
                                                                    DIRECTOR OF
                                                                        THE
NAME                             AGE POSITION WITH THE COMPANY     COMPANY SINCE
----                             --- -------------------------     -------------
Thomas L. Barlow (1)(2)........   51 President, Chief Executive        1997
                                     Officer and a Director of
                                     the Company and the Finance
                                     Company
Lori Cole (1)(2)(3)............   45 Director of the Company           1995
Solway F. Firestone (3)(4)(5)..   84 Director of the Company           1993

--------
(1) Member of the Executive Committee
(2) Member of the Nominating Committee
(3) Member of the Financial Oversight Committee
(4) Member of the Compensation Committee
(5) Member of the Audit Committee

  THOMAS L. BARLOW is the President and Chief Executive Officer of the Company and has been a director of the Company since February, 1997 and the Finance Company since its inception. Mr. Barlow is a member of the Company's Executive Committee and Nominating Committee. Mr. Barlow has served as the President, Chief Executive Officer and a Director of the Finance Company since November, 1992. Prior to that time, for more than twenty years Mr. Barlow was employed as a Senior Vice President and Area General Manager for ITT Consumer Financial Corporation (ITT CFC), during which time Mr. Barlow was responsible for operations of one-sixth of ITT CFC's domestic business.

  LORI COLE is a director of the Company, a member of the Company's Financial Oversight Committee and Chairman of the Company's Executive and Nominating Committees. Ms. Cole was also a director of the Finance Company from July, 1995 to February, 1997 and the Bank from July, 1995 to June, 1996. For more than five years, Ms. Cole has been the Chairman and President of Chicago Sound, Inc., which provides audio services, including sound systems and engineering services, for theatrical performances, concerts and similar shows. Ms. Cole is the daughter of Irwin H. and Shirley Cole and the sister of Cathy Cole Williams.

  SOLWAY F. FIRESTONE is a director of the Company, a member of the Company's Compensation Committee and Financial Oversight Committee, and Chairman of the Company's Audit Committee. Mr. Firestone was also a director of the Bank from 1983 to 1997. Mr. Firestone is a certified public accountant and served as president of S.F. Firestone & Company, Ltd., a public accounting firm located in Chicago, Illinois for more than five years until his retirement in June, 1994. Mr. Firestone continues to serve as a consultant to S.F. Firestone & Company, Ltd. Mr. Firestone served as a director of the Bank of the North Shore from 1976 to 1984 and also served as Chairman of the Board and Chief Executive Officer of National Press Inc., a manufacturer of printed office supplies, advertising specialties and calendars, from 1975 to 1984.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE THREE NOMINEES NAMED IN THIS PROXY STATEMENT TO SERVE AS DIRECTORS OF THE COMPANY.

                             CONTINUING DIRECTORS

  The following persons will continue to serve as directors of the Company after the Annual Meeting until their terms of office expire (as indicated below) or until their successors are elected and qualified.

                                                              SERVED AS
                                                           DIRECTOR OF THE TERM TO
          NAME           AGE   POSITION WITH THE COMPANY    COMPANY SINCE  EXPIRE
          ----           ---   -------------------------   --------------- -------
Dean L. Griffith (4)....  70 Director of the Company            1989        1998
Ross J. Mangano           51 Director of the Company
 (1)(2)(3)(4)...........                                        1993        1999
William S. Race           61 Director of the Company
 (2)(3)(5)..............                                        1989        1999
Howard B. Silverman       58 Chairman and a Director of
 (1)(2)(3)..............     the Company, Chairman and a
                             Director of the Finance
                             Company                            1992        1999
Cathy Cole Williams       48 Director of the Company
 (5)....................                                        1997        1998

--------
(1) Member of the Executive Committee
(2) Member of the Nominating Committee
(3) Member of the Financial Oversight Committee
(4) Member of the Compensation Committee
(5) Member of the Audit Committee

  DEAN L. GRIFFITH is a director of the Company and a member of its Compensation Committee. Mr. Griffith is the Chairman and Chief Executive Officer of Griffith Laboratories, Inc., a global manufacturer of food ingredients and flavor systems for the food processing and food source industries, located in Alsip, Illinois. Mr. Griffith has been with Griffith Laboratories since 1950.

  ROSS J. MANGANO is a director of the Company, is a member of the Company's Executive Committee, Nominating Committee and Financial Oversight Committee and is Chairman of the Company's Compensation Committee. Since 1971, Mr. Mangano has been employed by Oliver Estate, Inc., a management company located in South Bend, Indiana, with which he served initially as Vice President of Investments. Mr. Mangano is currently a director and President of Oliver Estate, Inc. Since 1988, Mr. Mangano has been the Chairman of the Board of CerProbe Corporation, a public company based in Tempe, Arizona, which develops and markets testing and probing equipment for the semiconductor industry. Since 1992, Mr. Mangano has been the President of Oliver Land Corporation, a property development company located in South Bend, Indiana.

  WILLIAM S. RACE is a director of the Company, is a member of the Company's Audit Committee and Nominating Committee and is the Chairman of the Company's Financial Oversight Committee. Mr. Race was also a director of the Finance Company from its inception to February, 1997 and of the Bank from October, 1989 to June, 1996. Mr. Race served as the Chief Financial Officer of the Bank from 1989 to August, 1995, as the Chief Financial Officer of the Company from 1990 to August, 1995, and as Executive Vice President of the Company from August, 1995 until his retirement on December 31, 1995. Mr. Race also served as President and Chief Executive Officer of Cole Taylor Bank, Ford City in 1988. Mr. Race began his career with the Bank in 1987 as Executive Vice President.

  HOWARD B. SILVERMAN has been a director of the Company since 1992 and has been its Chairman since the Split-Off Transactions in February, 1997. He is a member of the Company's Executive, Nominating and Financial Oversight Committees. Mr. Silverman was also Chairman of the Finance Company from its inception in 1992. Prior thereto, Mr. Silverman served as a consultant to the Company. During his earlier career, Mr. Silverman served as Chairman and Chief Executive Officer of First Illinois Corporation, a multi-bank and financial services company which included a finance company subsidiary. Pursuant to a merger agreement between Indiana Federal Corporation and Pinnacle Financial Services, Inc., Mr. Silverman will be appointed to the Board of Directors of Pinnacle Financial Services, Inc., a bank holding company, upon consummation of such merger.

  CATHY COLE WILLIAMS is a director of the Company and a member of its Audit Committee. Ms. Williams has been a private investor and a free-lance musician for more than five years. Ms. Williams is the daughter of Irwin H. and Shirley Cole and the sister of Lori Cole.

DIRECTOR COMPENSATION

  Directors who are also employees of the Company do not receive any fees for their service as directors. Each nonemployee director of the Company receives an annual fee of $10,000 and an attendance fee of $500 for each directors' meeting attended and $650 for each committee meeting attended. The Chairman of each committee receives an additional $250 per committee meeting attended. Certain officers of the Company who were also directors of the Company received options under the 1991 Stock Option Plan in their capacity as officers of the Company. See "Executive Compensation--Aggregate Option Exercises in 1996 and Year End Option Values." In addition, on April 23, 1997, each of the directors of the Company who was not also an officer or employee of the Company received options under the 1991 Stock Option Plan to purchase 20,000 shares of the Company's Common Stock at an exercise price of $10.125, for serving as a director. Such options vest as to 20% of the total on each of the next five anniversaries of the date of grant provided the optionee is still a director of the Company on such anniversary date.

MEETINGS

  During 1996, the total number of meetings of the Board of Directors was 14 and, with the exception of Irwin H. Cole and Dean L. Griffith, each director attended at least 75% of the total number of meetings of the Board of Directors and committees of the Board of Directors on which he or she served.

STANDING COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors maintains five standing committees. A discussion of the functions of each such committee follows.

  The Executive Committee is vested with the powers specifically delegated to it by the Board of Directors from time to time. The Board of Directors may delegate all of its authority to the Executive Committee except those powers specifically reserved by Delaware law to the full Board of Directors. The Executive Committee exists to give the Board of Directors the flexibility to make decisions during intervals between regular meetings of the full Board of Directors. Through February 14, 1997, the Executive Committee consisted of Jeffrey W. Taylor, Bruce W. Taylor, Sidney J. Taylor, Irwin H. Cole, William
S. Race and Melvin E. Pearl. Since February 14, 1997, the Executive Committee has consisted of Lori Cole, Thomas L. Barlow, Ross J. Mangano and Howard B. Silverman. Lori Cole serves as Chairman of the Executive Committee. The Executive Committee held one formal meeting in 1996.

  The Audit Committee has responsibility for (i) recommending independent auditors for selection by the full Board of Directors, (ii) reviewing the plan and scope of the accountants' audit, (iii) reviewing the Company's audit and control functions and (iv) reporting to the full Board of Directors regarding all of the foregoing. Through February 14, 1997, the Audit Committee consisted of Dean L. Griffith, Ross J. Mangano and Solway F. Firestone. Since February 14, 1997, the Audit Committee has consisted of Solway F. Firestone, William S. Race and Cathy Cole Williams. Mr. Firestone serves as Chairman of the Audit Committee. The Audit Committee held six formal meetings in 1996.

  The Compensation Committee reviews and makes recommendations to the Board of Directors on the compensation payable to certain executive officers of the Company. Specifically, among other things, the Compensation Committee reviews and approves the Company's compensation strategy, including the individual elements of total compensation for the Company's executive officers, reviews the Company's employee benefit programs and approves changes to such programs, subject to approval by the full Board of Directors or the Company's stockholders, as necessary, and assures that the Company's annual incentive compensation plans are designed and administered in a manner consistent with the Company's compensation strategy. See "Compensation Committee Report on Executive Compensation." Through February 14, 1997, the Compensation Committee consisted of Ross J. Mangano, Adelyn Dougherty and Richard W. Tinberg. Since February 14, 1997, the Compensation Committee has consisted of Ross Mangano, as Chairman, Solway F. Firestone, and Dean L. Griffith. The Compensation Committee held four formal meetings in 1996.

  The Nominating Committee (i) conducts a continuing study of the size, structure and composition of the Board of Directors; (ii) seeks out and interviews possible candidates and reports its recommendations to the Board of Directors; (iii) determines the criteria for selection and retention of members of the Board of Directors and (iv) presents to the Board of Directors proposed nominees for directors. Through February 14, 1997, the Nominating Committee consisted of Lori Cole, Solway F. Firestone, Dean L. Griffith, Ross
J. Mangano and Jeffrey W. Taylor. Since February 14, 1997, the Nominating Committee has consisted of Lori Cole, as Chairman, Thomas L. Barlow, Ross J. Mangano, William S. Race and Howard B. Silverman. The Nominating Committee held one formal meeting in 1996.

  The Financial Oversight Committee was created on February 14, 1997 to review financial results of the Company and to make recommendations to ensure the continued growth of earnings of the Company. The Financial Oversight Committee consists of William S. Race, Lori Cole, Solway F. Firestone, Ross Mangano and Howard B. Silverman. Mr. Race serves as Chairman of the Financial Oversight Committee. As the Financial Oversight Committee was not created until 1997, it held no meetings during 1996.

                           OTHER EXECUTIVE OFFICERS

  Set forth below is a table identifying each executive officer of the Company who is not also a director of the Company.

     NAME                         AGE          POSITION WITH THE COMPANY
     ----                         ---          -------------------------
   James D. Dolph................  47 Senior Vice President and Chief Financial
                                      Officer of the Company
   James I. Kaplan...............  42 Senior Vice President, General Counsel and
                                      Corporate Secretary; Director of the
                                      Finance Company

  JAMES D. DOLPH is the Senior Vice President and Chief Financial Officer of the Company. Mr. Dolph served as Senior Vice President and Chief Financial Officer of Sun Star Acceptance Corporation from October, 1993 to December, 1996 and as Senior Vice President and Treasurer of EquiCredit Corp. from May, 1990 to June, 1993.

  JAMES I. KAPLAN is the Senior Vice President, General Counsel and Corporate Secretary of the Company and a Director of the Finance Company. Mr. Kaplan has been General Counsel and Corporate Secretary of the Company and the Bank since December, 1991. Prior to joining the Company, Mr. Kaplan was a partner at the law firm of Altheimer & Gray.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers (as defined in the Exchange
Act), directors and persons who own greater than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and The Nasdaq Stock Market. Based solely on a review of the forms it has received, and on representations from certain reporting persons that no such forms were required for them, the Company believes that, except as set forth below, during the fiscal year ended December 31, 1996, all Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial owners were complied with by such persons. Adelyn Dougherty, a former director of the Company, inadvertently did not timely report one transaction on a Form 5 for 1996.

                            EXECUTIVE COMPENSATION

  The Summary Compensation Table below provides information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1996, 1995 and 1994 of the persons who were at December 31, 1996 (i) the Chief Executive Officer and (ii) the four other most highly compensated (based upon combined salary and bonus) executive officers of the Company (collectively, with the Chief Executive Officer, the "Named Officers").

                          SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                      ANNUAL COMPENSATION       COMPENSATION AWARDS
                                  ---------------------------- ---------------------
                                                               RESTRICTED SECURITIES
                                                  OTHER ANNUAL   STOCK    UNDERLYING  ALL OTHER
                                  SALARY   BONUS  COMPENSATION  AWARD(S)   OPTIONS   COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   ($)     ($)       ($)        (#)(1)      (#)         ($)
---------------------------  ---- ------- ------- ------------ ---------- ---------- ------------
Thomas L. Barlow,.......     1996 295,798 810,000    38,264        --          --       73,060
President and Chief          1995 197,500 668,409       --         --       30,500      71,831
Executive Officer            1994 152,083 188,000       --         --       40,000       7,843
 of the Finance Company
and a Director of  the
Finance Company(2)(3)
Irwin H. Cole...........     1996 300,000     --    113,670        --          --       88,884
Vice Chairman of the         1995 300,000     --    151,044        --          --       86,960
 Executive Committee of      1994 300,000  56,250   138,101        --          --       90,122
 the Company and a
 Director of the Company
 and the Finance
 Company(4)(5)
Howard B. Silverman.....     1996 222,004 240,000       --         --          --        6,764
Director of the Company      1995 132,000 137,690       --         --          --        6,640
 and Chairman and a          1994 120,000  58,700       --         --          --        5,740
 Director of the Finance
 Company(3)
Bruce W. Taylor,........     1996 333,438     --        --         --          --       36,156
President of the Company     1995 322,500  75,000       --         --       20,270      26,625
 and a Director of the       1994 300,000 100,000       --         --       40,000      14,514
 Company(4)(6)
Jeffrey W. Taylor,......     1996 353,646     --        --         --          --       39,592
Chairman and Chief           1995 337,494  92,000       --         --       20,270      29,286
 Executive Officer of        1994 300,000 125,000       --         --       40,000      15,110
 the Company and a
 Director of the Company
 and the Finance
 Company(4)(7)
Sidney J. Taylor,.......     1996 300,000     --     84,675        --          --       93,654
Chairman of the              1995 300,000     --     86,659        --          --       93,849
 Executive Committee of      1994 300,000  56,250    86,239        --          --      124,189
 the Company and a
 Director of the Company
 and the Finance
 Company(4)(8)

--------
(1) As of December 31, 1996, none of the Named Officers held any restricted stock.
(2) For 1996, "Other Annual Compensation" includes $10,213 in reimbursements for country club dues, payments totaling $250 in reimbursements for payments made by Mr. Barlow for split-dollar life insurance for Mr. Barlow and $27,801, the cost of the Company provided car used by Mr. Barlow and reimbursement for expenses related thereto. For 1996, "All Other Compensation" includes $5,250 in contributions by the Company pursuant to the Profit Sharing Plan, $1,882 in contributions by the Company pursuant to the ESOP, $37,992 in contributions by the Company pursuant to the Deferred Compensation Plan and payments totaling $27,936 representing the full dollar value of all premiums paid by the Company for split-dollar life insurance for Mr. Barlow.
(3) With respect to Mr. Barlow's and Mr. Silverman's bonus for 1996, the amount includes all amounts actually received. These amounts were based on preliminary estimates of the Finance Company's earnings, made in October, 1996, which resulted in an overpayment of Mr. Barlow's and Mr. Silverman's bonus, as well as the bonuses of all other employees, for 1996. The excess amount of the 1996 bonus for Mr. Barlow and Mr. Silverman and the Finance Company's other employees will reduce the bonus pool available in 1997 and, if necessary, subsequent years.
(4) Upon consummation of the Split-Off Transactions, Sidney J. Taylor, Irwin H. Cole, Jeffrey W. Taylor and Bruce W. Taylor resigned as officers of the Company. See "Recent Developments and Resignations of Certain Directors and Executive Officers."
(5) "Other Annual Compensation" includes $99,558, $120,000 and $115,453 in reimbursements for premiums paid by Mr. Cole for split-dollar life insurance for Mr. Cole for 1996, 1995 and 1994, respectively, and $14,112, $25,615, and $20,694 in reimbursements for country club dues for such years, respectively. For 1996, "All Other Compensation" includes $5,250 in contributions by the Company pursuant to the Profit Sharing Plan, $3,514 in contributions by the Company pursuant to the ESOP and payments totaling $80,120 representing the full dollar value of all premiums paid by the Company for split-dollar life insurance for Mr. Cole.
(6) For 1996, "All Other Compensation" includes $5,250 in contributions by the Company pursuant to the Profit Sharing Plan, $5,392 in contributions by the Company pursuant to the ESOP, $18,855 in contributions by the Company pursuant to the Deferred Compensation Plan and payments totaling $6,659 representing the full dollar value of all premiums paid by the Company for split-dollar life insurance for Bruce Taylor.
(7) For 1996, "All Other Compensation" includes $5,250 in contributions by the Company pursuant to the Profit Sharing Plan, $3,514 in contributions by the Company pursuant to the ESOP, $23,386 in contributions by the Company pursuant to the Cole Taylor Financial Group, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan") and payments totaling $7,442 representing the full dollar value of all premiums paid by the Company for split-dollar life insurance for Jeffrey Taylor.
(8) "Other Annual Compensation" includes $69,893, $61,893 and $58,133 in reimbursements for premiums paid by Mr. Taylor for split-dollar life insurance in 1996, 1995 and 1994, respectively, and $14,782, $19,076 and $21,662 in reimbursements for country club dues for such years, respectively. For 1996, "All Other Compensation" includes $5,250 in contributions by the Company pursuant to the Cole Taylor Financial Group Profit Sharing and Savings Plan (the "Profit Sharing Plan"), $3,514 in contributions by the Company pursuant to the Cole Taylor Financial Group, Inc. Stock Ownership Plan (the "ESOP") and payments totaling $84,890 representing the full dollar value of all premiums paid by the Company for split-dollar life insurance for Sidney Taylor.

  The following table provides information on options exercised by the Named Officers during 1996 and the number of unexercised options held by the Named Officers at December 31, 1996. All options were granted to the Named Executive Officers pursuant to the Company's 1991 Stock Option Plan and 1985 Stock Incentive Plan (collectively, the "Plans"). None of the Named Officers received grants of options under the Plans or otherwise during 1996.

                       AGGREGATE OPTION EXERCISES IN 1996
                        AND YEAR END 1996 OPTION VALUES

                                                     NUMBER OF SECURITIES
                                                    UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                            SHARES                        OPTIONS AT          IN-THE-MONEY OPTIONS AT
                           ACQUIRED                  DECEMBER 31, 1996 (#)   DECEMBER 31, 1996 ($)(1)
                              ON         VALUE     ------------------------- -------------------------
   NAME                  EXERCISE (#) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
   ----                  ------------ ------------ ----------- ------------- ----------- -------------
Thomas L. Barlow........    22,100      352,825       48,400         --      $  562,300        --
Irwin H. Cole...........       --           --           --          --             --         --
Howard B. Silverman.....       --           --           --          --             --         --
Bruce W. Taylor.........       --           --       140,270         --      $2,494,963        --
Jeffrey W. Taylor.......       --           --       140,270         --      $2,494,963        --
Sidney J. Taylor........       --           --           --          --             --         --

--------
(1) The value per option is calculated by subtracting the exercise price from of $26.50, the closing price of the Company's Common Stock on December 31, 1996 as reported on the Nasdaq National Market.

EMPLOYMENT AND SEVERANCE AGREEMENTS

  In October 1995, the Company and the Bank entered into an agreement with William S. Race which provided for Mr. Race's employment by the Company through December 31, 1995 and his engagement as a consultant for the period from January 1, 1996 through December 31, 1997. Under the agreement, the Company is required to pay Mr. Race a total of $500,000 in consulting fees. Under this agreement, Mr. Race currently provides consulting services relating to corporate finance and investor relations issues. Mr. Race's agreement contains a non-competition provision which commenced on the date of the agreement and ends on December 31, 1997. In the event of a "change in control" of the Company, then all future compensation payable under the agreement must be paid at the time of such change in control. This "change in control" provision was not triggered by the Split-Off Transactions. The agreement also provided that all of the stock options previously granted to Mr. Race would vest in full on October 1, 1995. Since March 28, 1997, in addition to the compensation Mr. Race is receiving under the agreement, the Company began paying Mr. Race $5,000 a month in consulting fees and providing health insurance coverage.

  Pursuant to a letter agreement approved by the Board of Directors on October 24, 1995 between the Finance Company and Thomas L. Barlow, upon the closing of the Split-Off Transactions, Mr. Barlow received a cash payment equal to $1.9 million.

  On July 31, 1996, the Company entered into employment agreements with Mr. Thomas L. Barlow and Mr. Howard B. Silverman. Such employment agreements are described under "Certain Transactions".

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION STRATEGY

  The Company's goals for its total executive compensation program are to attract, motivate and retain the highly qualified employees needed to achieve its defined performance goals. Having a total compensation package which is competitive for the industry, appropriately reflects internal equity considerations, satisfies the requirements of the appropriate regulatory bodies (prior to the Split-Off Transactions) and supports organizational objectives and stockholder interests is a key factor in achieving Company goals. The total compensation program provides targeted compensation opportunities which are at or above the competitive market. The total compensation program comprises: (i) base salaries consistent with the median of the market and each individual executive's experience and performance, (ii) annual incentives with awards reflecting the annual performance of the Company and its subsidiaries against predetermined performance goals, (iii) long-term incentives providing awards linked to longer-term stockholder value creation and (iv) executive benefits which enhance the Company's ability to attract and retain key executives.

COMPENSATION COMMITTEE AUTHORITY

  The Board of Directors of the Company has delegated to the Compensation Committee the basic responsibility to assure that the Chief Executive Officer and the other Named Officers are compensated in a manner consistent with the stated compensation strategy of the Company. The Compensation Committee is specifically responsible for (i) reviewing and approving the Company's stated compensation strategy, (ii) reviewing and determining the individual elements of total compensation for the Named Officers and other executive officers of the Company and its subsidiaries, (iii) assuring that the annual incentive compensation plans are designed and administered in a manner consistent with the Company's compensation strategy, (iv) approving for submission to the stockholders of the Company all new equity related incentive plans for management, (v) approving revisions to the Company's salary range structure, salary increase guidelines and executive promotions, (vi) reviewing the Company's employee benefit programs and approving changes to these programs, subject to stockholder or Board of Directors approval (as necessary), and
(vii) preparing, reviewing and approving the Compensation Committee Report to be provided in each year's proxy statement.

COMPENSATION COMMITTEE MEMBERSHIP

  In October 1995, the Board of Directors of the Company adopted a new charter for the Compensation Committee. Under this charter, the Compensation Committee will consist of not less than three members of the Board of Directors who are not (i) employees of the Company, (ii) holders of in excess of 10% of the voting power of the Company in elections of directors (including Common Stock held by certain family members) or (iii) related to an entity doing in excess of $50,000 of annual business with the Company. In February, 1997, the Board of Directors of the Company appointed Ross J. Mangano, Solway F. Firestone and Dean L. Griffith as the members of the Compensation Committee. These members satisfy both the Compensation Committee's new charter and the requirements for an "outside director" under Section 162(m) of the Internal Revenue Code.

INDEPENDENT CONSULTANT

  The Compensation Committee has used the services of KPMG Peat Marwick LLP ("KPMG"), the Company's independent public accountants, from time to time to address selected compensation issues. KPMG consultants have provided data on industry norms and analyzed plan design changes in terms of the Company's business goals and best compensation practices.

BASE COMPENSATION

  With respect to base compensation in 1996, the Compensation Committee took into account (i) an officer's salary in prior years, (ii) base salaries of similarly situated officers of comparably sized bank holding and financial service companies, (iii) the achievement of short- and long-term revenue performance, and (iv) the achievement of Company objectives in the prior year. Information with respect to similarly situated officers was derived from various market studies, national statistics identifying base salaries for individuals in comparable positions with banks having $1 billion to $5 billion in assets and publicly available information regarding executives of Northern Illinois banks and other financial services companies. In 1996, the Compensation Committee targeted the middle of the range in these studies in establishing the base salary for Jeffrey W. Taylor, the Chairman and Chief Executive Officer, and Bruce W. Taylor, the President, whose base salaries in 1996 increased by 1.39% and 1.39%, respectively, from 1995. Each of the factors discussed above was considered in establishing the salaries of Messrs. Taylor and Taylor, although the Compensation Committee did not assign any specific weight to such factors. The base salaries for each of Sidney J. Taylor, the Chairman of the Executive Committee and Irwin H. Cole, the Vice Chairman of the Executive Committee, did not increase from 1995 to 1996. With respect to executives working primarily for the Finance Company, the Committee considered publicly available information regarding executives of medium to large size consumer finance companies, particularly those in the sub-prime auto finance industry. Based on that review, the Committee increased the salary of Howard B. Silverman from $138,000 to $250,000 and the salary of Thomas L. Barlow from $259,000 to $325,000 in June, 1996, effective April 1, 1996. In the case of Mr. Silverman, this increase was also attributable to Mr. Silverman becoming a full-time officer of the Company, which he was not prior to June, 1996.

BONUSES

  Historically, year-end bonuses have been an important component of total compensation for the Company's officers. Aggregate bonuses in each year are based, in part, upon the Company's performance compared to budgeted goals set by the Compensation Committee in January of that year. Individual bonuses are based upon the Compensation Committee's assessment of the value of the officer to the Company and other competitive factors. With respect to Jeffrey W. Taylor's bonus, the Compensation Committee primarily considered the Company's performance, including the Company's return on equity and its earnings per share. With respect to Bruce W. Taylor's bonus, the Compensation Committee considered both the Company's and the Bank's performance. In reviewing the Bank's performance, the Compensation Committee considered various factors, including growth in deposit and loan volumes, profitability factors, such as net interest margin, fee income and mortgage servicing income, and quality factors, such as the percentage of non-performing loans, the percentage of net charge-offs and the ratio of non-interest expense to total income. These factors were not assigned any specific weight by the Compensation Committee. With respect to the Finance Company, the Compensation Committee recognizes that bonuses are typically an extremely important component of overall compensation in the consumer finance industry. As such, the Compensation Committee has created a formula whereby an amount equal to 20% of the Finance Company's earnings above a 15% return on equity are set aside in a bonus pool for the Finance Company's employees. Pursuant to contract, Mr. Barlow is entitled to 50% of such bonus pool (45% for 1997) and Mr. Silverman is entitled to 10% of such bonus pool. The remainder of the bonus pool is split among all other employees of the Finance Company who are eligible for bonuses.

STOCK OPTIONS

  Although no options were granted to the Named Officers during 1996 options, when granted are intended to (i) reward these officers for their past services to the Company, (ii) reflect the relative positions of these executive officers within the Company and their respective contributions, (iii) serve as a means of enabling these key executives of the Company to participate in the Company's future growth, and (iv) contribute to the Company's ability to retain these executives. The above listed factors were not assigned any specific weight by the Compensation Committee. In determining the terms of these options, the Compensation Committee considered stock option grants issued by several companies of similar size.

SECTION 162(M)

  Section 162(m) of the Code provides that the compensation paid to the Named Officers in excess of $1,000,000 cannot be deducted by the Company for U.S. federal income tax purposes, unless, in general, such compensation is performance based, is established by an independent committee of directors, is objective and the plan or agreement providing for such performance-based compensation has been approved in advance by the stockholders. The Company generally intends to meet the requirements of Section 162(m) for all compensation paid to the Named Officers. The Company has taken steps to meet such requirements, including appointing members of the Compensation Committee who satisfy the requirements for an "outside director" under Section 162(m).

                                          Compensation Committee
                                          Ross J. Mangano (Chairman)
                                          Solway F. Firestone
                                          Dean L. Griffith

                               PERFORMANCE GRAPH

  The Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

  The graph set forth below compares the cumulative total stockholder return on the Common Stock of the Company since its initial public offering on May 25, 1994 with the cumulative total return of the Nasdaq U.S. Index and the SNL $1B-$5B Bank Asset Size Index over the same period (assuming the investment of $100 in the Common Stock at its closing price on May 25, 1994 and in each index on such date, and the reinvestment of all dividends).

  Historical stock price performance shown on the graph is not indicative of the future price performance. On a going forward basis, the Company will compare its stock price performance to the stock price performance of other companies in the consumer finance industry.




                                     LOGO

                         5/25/94 6/30/94 12/30/94 6/30/95 12/31/95 6/30/96 12/31/96
                         ------- ------- -------- ------- -------- ------- --------
Reliance Acceptance
 Group, Inc. (formerly
 known as Cole Taylor
 Financial Group,
 Inc.)..................  $100   $103.18 $158.40  $129.25 $228.34  $228.80 $204.41
Nasdaq U.S. Index.......  $100   $ 96.40 $103.17  $128.60 $145.79  $165.90 $180.27
SNL $1B-$5B Bank Asset
 Size Index.............  $100   $102.85 $101.44  $115.37 $140.29  $147.89 $176.60

                             CERTAIN TRANSACTIONS

  Certain of the directors and officers of the Company and of the Bank and members of their immediate families, and firms and corporations with which they are associated, have had transactions with the Bank, including borrowings and investments in certificates of deposit. Management believes that all such loans and investments have been made in the ordinary course of business of the Bank, have been made on substantially the same terms, including interest rates paid or charged and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 1996, the aggregate outstanding amount of all loans which exceeded $60,000 to officers and directors of the Company, and members of their immediate families and firms and corporations in which they have at least a 10% beneficial interest was approximately $23.8 million. The Company has relied on its directors and executive officers for identification of loans to their related interests. As of March 31, 1997, the aggregate amount of all such outstanding loans had been reduced to zero.

  Pursuant to a letter agreement approved by the Board of Directors on October 24, 1995 between the Finance Company and Thomas L. Barlow, upon the closing of the Split-Off Transactions, Mr. Barlow received a cash payment equal to $1.9 million.

  On July 31, 1996, the Company entered into employment agreements with Messrs. Barlow and Silverman, which provided for Mr. Barlow's employment as the Company's President and Chief Executive Officer and Mr. Silverman's employment as the Chairman of the Board of Directors upon the closing of the Split-Off Transactions. The terms of employment for Messrs. Barlow and Silverman began on June 12, 1996 and end on December 31, 1999. Messrs. Barlow and Silverman are entitled to yearly compensation at their annual base salaries, which are currently $325,000 and $250,000, respectively. The base rate salary is subject to periodic review by the Board of Directors, which may increase, but not decrease the amount. Messrs. Barlow and Silverman are also entitled to 45% and 10%, respectively, of the total incentive compensation pool for any incentive compensation program of the Company in effect in any year. These payments are required to be not less than that which would have been paid using the formula provided under the incentive compensation program that was in effect for fiscal 1995. Messrs. Barlow and Silverman are also entitled to certain benefits, including, but not limited to, group health and life insurance, matching contributions to the Company's 401(k) plan, deferred compensation program, stock options and executive key man life insurance. Upon termination other than for "Cause" as provided in the employment agreements, Messrs. Barlow and Silverman are entitled to receive lump sum payments amounting to all future salary and incentive compensation payable under the agreements.

  Pursuant to an agreement dated June 12, 1996, the Bank paid Louis Joseph a severance payment of $200,000 upon the closing of the Split-Off Transactions, subject to Mr. Joseph's resigning from employment with the Bank at the closing of the Split-Off Transactions. In addition, the Company paid Mr. Joseph $100,000 for his work in connection with the Split-Off Transactions. Mr. Joseph was the Chief Administrative Officer of the Bank.

  Pursuant to an agreement dated June 12, 1996, the Bank, paid James I. Kaplan a severance payment of $200,000 upon the closing of the Split-Off Transactions, subject to Mr. Kaplan's resigning from employment with the Bank at the closing of the Split-Off Transactions. Mr. Kaplan was the General Counsel for the Company and the Bank, and continues to serve as the General Counsel of the Company.

              PROPOSAL NO. 2--APPROVAL OF 1997 STOCK OPTION PLAN

  The Board of Directors has approved the Reliance Acceptance Group, Inc. 1997 Stock Option Plan (the "1997 Plan"), subject to stockholder approval. The purpose of the 1997 Plan is to assist the Company and its affiliates in attracting and retaining capable officers, directors and employees by enabling such individuals to participate in the future growth of the Company. The Board of Directors is submitting to the stockholders at the Annual Meeting a proposal to approve and ratify the 1997 Plan. Approval of the 1997 Plan by the stockholders of the Company requires the affirmative vote of the holders of a majority of the Common Stock of the Company present, in person or by Proxy, at the Annual Meeting. A description of the 1997 Plan is set forth below. A copy of the 1997 Plan is attached as Exhibit A hereto.

  The 1997 Plan permits the Company to grant nonstatutory (i.e., options that are not incentive stock options as defined in Section 422 of the Internal Revenue Code), nonqualified options to purchase shares of Common Stock to officers, directors and employees of the Company and its affiliates who, in the opinion of the Committee (as defined below), shall be in a position to contribute to the management, growth and success of the Company and its affiliates. The Company has reserved 1,500,000 shares for issuance under the 1997 Plan. The number of shares with respect to which options may be granted to any individual during any one-year period is limited to 300,000, subject to any anti-dilution adjustment.

  There are approximately 550 employees eligible to participate in the 1997 Plan, eight of whom received grants on April 23, 1997. Prior to the Annual Meeting, the Committee (as defined below) granted options to purchase 60,000 shares of Common Stock each to Thomas L. Barlow, the Company's President and Chief Executive Officer, and Howard B. Silverman, the Company's Chairman, at an exercise price of $10.125, and granted options to purchase 40,000 shares of Common Stock to all other executive officers in the aggregate, at an exercise price of $10.125. In addition, the Committee granted options to purchase 80,000 shares of Common Stock in the aggregate to four other employees of the Company, all at an exercise price of $10.125. All options granted to these individuals vest as to 100% of the grant on the third anniversary of the date of grant assuming the optionee continues to be an employee of the Company on such date.

  Shares issued under the 1997 Plan will be made available from authorized but unissued shares or from treasury shares. Neither the individuals who receive options under the 1997 Plan (the "Participants"), nor the Company, is expected to incur fees or commissions when the Company issues shares to the Participants, other than payment by such Participants of any purchase price for the shares and taxes (through withholding or direct payment), as applicable.

  The 1997 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The adoption of the 1997 Plan and the grant of options thereunder do not confer upon any Participant the right to continued employment with the Company and/or its affiliates. The 1997 Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and is of an indefinite duration.

  The 1997 Plan is administered by the Compensation Committee (the "Committee"), which consists of two "nonemployee directors", as such term is defined in Rule 16b-3 of the Exchange Act of 1934, as amended, and "outside directors", as such term is defined in section 162(m) of the Internal Revenue Code. The Committee has full and final discretion (1) to select those persons to whom options will be granted, (2) to determine the number of shares subject to options, (3) to determine option exercise prices, (4) to fix the term of the options, (5) to set the rate or determine the conditions upon which options may be exercised, (6) to determine the consideration that may be paid to exercise options, (7) to set all other material terms related to the grant and exercise of options, and (8) to make determinations necessary or advisable for the administration of the 1997 Plan.

  The Board of Directors may amend, alter or discontinue the 1997 Plan; provided, however, that no amendment, alteration or discontinuation will be made which would, without the Participant's written consent, impair the rights of a Participant under an option previously granted.

  The 1997 Plan obligates the Company to indemnify the Board of Directors, the Committee and other officers and agents of the Company in connection with their administration of the 1997 Plan.

  The term of each option granted under the 1997 Plan shall be fixed by the Committee; provided, however, that no option shall be exercisable more than ten (10) years after the date on which the option was granted. The death, disability or retirement of a Participant may be the basis for accelerating the right to exercise the option, and a termination of employment usually shortens the total period within which the option may be exercised. Options under the 1997 Plan are exercisable only during the option period determined by the Committee and in accordance with the terms of the 1997 Plan and the applicable Stock Option Agreement. The Committee may at any time accelerate the exercisability of any option granted under the 1997 Plan.

  The exercise price per share of Common Stock purchasable under the 1997 Plan is determined by the Committee at the time such option is granted; provided, however, that the exercise price shall not be less than the closing price per share of the Common Stock on the relevant date quoted by the Nasdaq National Market. The closing price per share of Common Stock on April 23, 1997 was $10.125, as reported by Nasdaq National Market System.

  Options granted under the 1997 Plan may be transferred by a Participant to or for the benefit of the Participant's family. All certificates for shares or other securities delivered under the 1997 Plan will be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the shares are then listed and any applicable federal or state securities law.

  Under the 1997 Plan, in the event of a "Change in Control" (as defined in the 1997 Plan), (i) each outstanding option would be fully exercisable, and
(ii) upon exercise of an option, each Participant would receive, in lieu of shares of Common Stock, such property, cash or other consideration receivable by the Company's stockholders pursuant to the terms of the Change in Control.

  In the event that there is a change in the outstanding shares of Common Stock by reason of the declaration of any stock dividends, a stock split, combination or exchange of shares of Common Stock, recapitalization, corporate separation or division, rights offering, merger, consolidation, reorganization or partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing, the number of shares of Common Stock available for options and subject to the 1997 Plan, the number of such shares covered by outstanding options, and the option premium per share shall be proportionately adjusted by the Committee on an equitable basis to reflect such changes.

FEDERAL INCOME TAX CONSEQUENCES

  The grant of nonqualified stock option to an optionee will not itself be a taxable event, and the optionee will not be subject to any income tax consequences with respect to the option unless and until the option is exercised. Upon the exercise of a nonqualified stock option, the optionee will recognize ordinary compensation income equal to the "spread" between the exercise price and the fair market value of the Common Stock on the date of exercise, and the Company will generally be entitled to a corresponding deduction. Upon a subsequent disposition of the Common Stock, the capital gain or loss will be short-term or long-term depending on the length of time the shares are held.

  During 1997, the Company's Compensation Committee has, subject to stockholder approval of the 1997 Plan, granted options to purchase an aggregate of approximately 240,000 shares of Common Stock to the Company's officers, directors and employees.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE 1997 STOCK OPTION PLAN.

                                  ACCOUNTANTS

  KPMG Peat Marwick LLP currently serves as the Company's independent public accountants. It is expected that representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting and will be available to respond to questions. They will be given an opportunity to make a statement if they desire to do so.

                         PROPOSALS OF SECURITY HOLDERS

  Proposals of stockholders intended to be considered at the 1998 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than February 28, 1998 in order to be eligible for inclusion in the Company's Proxy Statement and the form of proxy relating to that meeting.

                                OTHER BUSINESS

  It is not anticipated that any matter will be considered by the stockholders other than those set forth above, but if other matters are properly brought before the Annual Meeting, the persons named in the Proxy will vote in accordance with their best judgement.

                                          By Order of the Board of Directors

                                          /s/ James I. Kaplan

                                          James I. Kaplan, Secretary

                        ALL STOCKHOLDERS ARE REQUESTED
                    TO SIGN AND MAIL THEIR PROXIES PROMPTLY

                        RELIANCE ACCEPTANCE GROUP, INC.

                             1997 STOCK OPTION PLAN

                           (EFFECTIVE MARCH 18, 1997)

                        RELIANCE ACCEPTANCE GROUP, INC.

                             1997 STOCK OPTION PLAN

                           (EFFECTIVE MARCH 18, 1997)

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
 ARTICLE I   ESTABLISHMENT AND PURPOSE.....................................   4
             1.1  Purpose.................................................    4
 ARTICLE II  DEFINITIONS...................................................   4
             2.1  Affiliate...............................................    4
             2.2  Board of Directors or Board.............................    4
             2.3  Cause...................................................    4
             2.4  Code or Internal Revenue Code...........................    4
             2.5  Committee...............................................    4
             2.6  Common Stock............................................    4
             2.7  Company.................................................    4
             2.8  Disability..............................................    5
             2.9  Effective Date..........................................    5
             2.10 Exchange Act............................................    5
             2.11 Fair Market Value.......................................    5
             2.12 Nonqualified Stock Option...............................    5
             2.13 Option..................................................    5
             2.14 Option Period...........................................    5
             2.15 Option Price............................................    5
             2.16 Participant.............................................    5
             2.17 Plan....................................................    5
             2.18 Representative..........................................    5
             2.19 Retirement..............................................    6
             2.20 Stock Option Agreement..................................    6
             2.21 Termination of Employment...............................    6
             2.22 Transfer................................................    6
 ARTICLE III ADMINISTRATION................................................   6
             3.1  Committee Structure and Authority.......................    6
 ARTICLE IV  ELIGIBILITY; STOCK PROVISIONS.................................   7
             4.1  Eligibility.............................................    7
             4.2  Number of Shares Subject to the Plan....................    7
             4.3  Release of Shares.......................................    8
             4.4  Restrictions on Shares..................................    8
             4.5  Stockholder Rights......................................    8
             4.6  Listing and Registration of Shares......................    8

                                                                       PAGE
                                                                       ----
 ARTICLE V   OPTION PROVISIONS........................................   8
             5.1  Stock Option Award.................................    8
             5.2  Option Period......................................    9
             5.3  Option Price.......................................    9
             5.4  Exercise of Options................................    9
             5.5  Cancellation of Options............................    9
             5.6  Payment of Purchase Price Upon Exercise............   10
             5.7  Nonassignability...................................   10
 ARTICLE VI  GENERAL PROVISIONS APPLICABLE TO THE PLAN................  10

             6.1  Termination of Plan................................   10
             6.2  Effect of Certain Changes..........................   10
             6.3  Withholding........................................   13
             6.4  Notice to the Company of Participant's Election....   13
 ARTICLE VII MISCELLANEOUS............................................  13
             7.1  Indemnification of the Board and Committee.........   13
             7.2  Mitigation of Excise Tax...........................   13
             7.3  Interpretation.....................................   14
             7.4  Governing Law......................................   14
             7.5  Validity...........................................   14
             7.6  Assignment.........................................   14
             7.7  Captions...........................................   14
             7.8  Amendments.........................................   14
             7.9  Entire Agreement...................................   14
             7.10 Rights with Respect to Continuance of Employment...   14
             7.11 Options for Shares in Substitution for Stock
                  Options Granted by Other Corporations..............   14
             7.12 Procedure for Adoption.............................   14
             7.13 Procedure for Withdrawal...........................   15

                        RELIANCE ACCEPTANCE GROUP, INC.

                            1997 STOCK OPTION PLAN

                                   ARTICLE I

                           ESTABLISHMENT AND PURPOSE

  1.1 Purpose. The Reliance Acceptance Group, Inc. 1997 Stock Option Plan is hereby established effective the date set forth below by Reliance Acceptance Group, Inc. The purpose of the Plan is to promote the overall financial objectives of the Company and its stockholders by motivating those persons selected to participate in the Plan to achieve long-term growth in stockholder equity in the Company and by retaining the association of those individuals who are instrumental in achieving this growth. The Plan is expressly conditioned upon the Plan's approval by the Board of Directors of Reliance Acceptance Group, Inc. and upon the approval of the Company's stockholders.

                                  ARTICLE II

                                  DEFINITIONS

  The following sections of this Article II provide basic definitions of terms used throughout the Plan, and whenever used therein in the capitalized form, except as otherwise expressly provided, the term shall be deemed to have the following meanings:

  2.1 "Affiliate" means any company during any period in which it is a "subsidiary corporation" (as that term is defined in Section 424(f) of the Code with respect to the Company or any affiliate of the Company which is designated as an Affiliate by the Committee.

  2.2 "Board of Directors" or "Board" means the Board of Directors of the Company.

  2.3 "Cause" shall mean, for purposes of whether and when a Participant has incurred a Termination of Employment for Cause, any act or omission which permits the Company to terminate the written employment agreement or arrangement between the Participant and the Company or an Affiliate for Cause as defined in such agreement or arrangement, or in the event there is no such employment agreement or arrangement or the agreement or arrangement does not define the term "cause," then Cause shall mean (a) any act or omission of a criminal nature; (b) the material breach of a fiduciary duty owing to the Company or its Affiliate; or (c) conduct or the omission of conduct on the part of the Participant which constitutes a material breach of any statutory or common-law duty owing to the Company or its Affiliate.

  2.4 "Code" or "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, and any subsequent Internal Revenue Code. If there is a subsequent Internal Revenue Code, any references herein to Internal Revenue Code sections shall be deemed to refer to comparable sections of any subsequent Internal Revenue Code.

  2.5 "Committee" means the person or persons appointed by the Board of Directors to administer the Plan, as further described in the Plan.

  2.6 "Common Stock" means the shares of the regular voting Common Stock of the Company, no par value, whether presently or hereafter issued, and any other stock or security resulting from adjustment thereof as described in
Section 6.2.

  2.7 "Company" means Reliance Acceptance Group, Inc. and includes any successor or assignee corporation or corporations into which the Company may be merged, changed or consolidated; any corporation for whose securities the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company.

  2.8 "Disability" means a mental or physical illness that entitles the Participant to receive benefits under the long term disability plan of the Company or an Affiliate, or if the Participant is not covered by such plan, a mental or physical illness that renders a Participant incapable of performing his duties as an employee of the Company or an Affiliate. Notwithstanding the foregoing, a Disability shall not qualify under this Plan if it is the result of (a) a willfully self-inflicted injury or willfully self-induced sickness; or (b) an injury or disease contracted, suffered, or incurred, while participating in a criminal offense. The determination of Disability shall be made by the Committee. The determination of Disability for purposes of this Plan shall not be construed to be an admission of disability for any other purpose.

  2.9 "Effective Date" means March 18, 1997.

  2.10 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

  2.11 "Fair Market Value" means the value determined on the basis of the good faith determination of the Committee in accordance with the following provisions, as applicable:

    (a) if the Common Stock is listed on a national securities exchange or quoted on the NASDAQ National Market System, the closing price of the Class A Common Stock on the relevant date, as reported on the composite tape or by the NASDAQ/NMS System Statistics, as the case may be;

    (b) if the Common Stock is not listed on a national securities exchange or quoted on the NASDAQ National Market System, but is traded in the over-the-counter market, the average of the closing bid and asked prices for the Common Stock on the relevant date, or the most recent preceding day for which such quotations are reported by NASDAQ; and

    (c) if, on the relevant date, the Common Stock is not publicly traded or reported as described in (a) or (b), on the basis of the good faith determination of the Committee.

  2.12 "Nonqualified Stock Option" means an Option to purchase common Stock in the Company granted under the Plan other than an incentive stock option within the meaning of Section 422 of the Code and the Treasury Regulations thereunder.

  2.13 "Option" means a Nonqualified Stock Option.

  2.14 "Option Period" means the period during which the Option shall be exercisable in accordance with the Stock Option Agreement and Article V of the Plan.

  2.15 "Option Price" means the price at which the Company's Common Stock may be purchased under an Option as provided in Section 5.3.

  2.16 "Participant" means a person who satisfies the eligibility conditions of Article IV and to whom an Option has been granted by the Committee under the Plan, and in the event a Representative is appointed for a Participant, then the term "Participant" shall mean such appointed Representative, or successor Representative appointed, as the case may be, provided that "Termination of Employment" shall mean the Termination of Employment of the Participant.

  2.17 "Plan" means the Reliance Acceptance Group, Inc. 1997 Stock Option Plan, as herein set forth and as may be amended from time to time.

  2.18 "Representative" means (a) the person or entity acting as the executor or administrator of a Participant's estate pursuant to the last will and testament of a Participant or pursuant to the laws of the jurisdiction in which the Participant had his primary residence at the date of the Participant's death; (b) the person or entity acting as the guardian or temporary guardian of a Participant; or (c) the person or entity which is the beneficiary of the Participant upon or following the Participant's death.

  2.19 "Retirement" means the Participant's Termination of Employment after attaining normal retirement age, as defined in the Reliance Acceptance Group, Inc. 401(k) Savings Plan or successor plan (or an Affiliate's retirement plan, if the Participant is covered by such plan).

  2.20 "Stock Option Agreement" means an agreement entered into between a Participant and the Company under Section 5.1.

  2.21 "Termination of Employment" means the latest date on which a person ceases, for whatever reason, to be an officer, director or employee of the Company or any Affiliate of the Company.

  2.22 "Transfer" means any sale, gift, assignment, distribution, conveyance, pledge, hypothecation, encumbrance or other transfer of title, whether by operation of law or otherwise.

                                  ARTICLE III

                                ADMINISTRATION

  3.1 Committee Structure and Authority. The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum at any meeting thereof (including telephone conference) and the acts of a majority of the members present, or acts unanimously approved in writing by the entire Committee without a meeting, shall be the acts of the Committee for purposes of this Plan. So long as the Company is subject to the Exchange Act, the Committee shall be selected by the Board and shall be comprised of two (2) or more members of the Board, each of whom shall be a "nonemployee director" within the meaning of Rule 16b-3 under the Exchange Act and an "outside director" within the meaning of Section 162(m) of the Code. A member of the Committee shall not exercise any discretion respecting himself under the Plan. The Board shall have the authority to remove, replace or fill any vacancy of any member of the Committee upon notice to the Committee and the affected member. Any member of the Committee may resign upon notice to the President or to the Board. Except to the extent prohibited by applicable law or the rules of any stock exchange or NASDAQ, the Committee may allocate among one or more of its members, or may delegate to one or more of its agents, such duties and responsibilities as it determines. The Committee shall keep minutes of its meetings. Subject to the provisions of this Plan, the Committee shall have full and final authority in its discretion to:

    (a) determine from time to time those persons to whom Options are to be granted;

    (b) determine the Option Price;

    (c) determine the number of shares of Common Stock subject to each Option;

    (d) determine, subject to the Plan, the time or times and the manner when each Option shall be exercisable and the duration of the Option Period;

    (e) provide for the acceleration of the right to exercise an Option (or portion thereof);

    (f) prescribe additional terms, conditions and restrictions in the Stock Option Agreement and to provide for the forms of Stock Option Agreement to be utilized in connection with this Plan;

    (g) determine whether a Participant has a Disability;

    (h) determine what securities laws requirements are applicable to the Plan, Options, and the issuance of shares of Common Stock hereunder and to request of a Participant that appropriate action be taken;

    (i) cancel, with the consent of the holder or as otherwise provided in the Plan or a Stock Option Agreement, outstanding Options;

    (j) require as a condition of the exercise of an Option or the issuance or transfer of a certificate of Common Stock, the withholding from a Participant the amount of any federal, state or local taxes as may be necessary in order for the Company or any other employer to obtain a deduction and as may be otherwise required by law;

    (k) determine whether and for what reason an individual has incurred a Termination of Employment;

    (l) treat all or any portion of any period during which a Participant is on an approved leave of absence as a period of employment for purposes of accrual of his rights under an Option;

    (m) determine whether the Company or any other person has a right or obligation to purchase Common Stock from a Participant and, if so, the terms and conditions on which such Common Stock is to be purchased;

    (n) to determine the restrictions or limitations on the Transfer of Common Stock;

    (o) determine whether an Option is to be adjusted, modified or purchased, or is to become fully exercisable, under Section 6.2 or the terms of a Stock Option Agreement;

    (p) adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of this Plan;

    (q) appoint and compensate agents, counsel, auditors or other specialists to aid it in the discharge of its duties;

    (r) correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Stock Option Agreement, in such manner and to the extent the Committee shall determine in order to carry out the purposes of the Plan; and

    (s) construe and interpret this Plan, any Stock Option Agreement, and take all other actions, and to make all other determinations and take all other actions deemed necessary or advisable for the administration of this Plan.

                                  ARTICLE IV

                         ELIGIBILITY; STOCK PROVISIONS

  4.1 Eligibility. Except as herein provided, the persons who shall be eligible to participate in the Plan and be granted Options shall be those persons who are officers, directors or employees of the Company or any Affiliate thereof who shall be in a position, in the opinion of the Committee, to make contributions to the growth, management, protection and success of the Company and its Affiliates. Of those persons described in the preceding sentence, the Committee shall, from time to time, in its sole discretion, select those persons who are to be granted Options and shall determine the terms and conditions with respect thereto. In making this selection and in determining the form of the Option, the Committee may give consideration to the functions and responsibilities of the respective individual, the present and potential contributions of such person to the Company and its Affiliates, the value of the individual's service to the Company and its Affiliates and such other factors deemed relevant by the Committee. The Committee may designate in writing any person who is not eligible to participate in the Plan if such person would otherwise be eligible to participate in the Plan.

  4.2 Number of Shares Subject to the Plan. The stock subject to the Options granted under this Plan shall be the Company's Common Stock. Unless otherwise amended by the Board and approved by the stockholders of the Company to the extent required by law, a maximum number of 1,500,000 shares of Common Stock of the Company (or such number as may result following any adjustment pursuant to Section 6.2) shall be reserved and available for Options granted under the Plan. The shares issued with respect to Options under the Plan may be authorized and unissued shares, or shares issued and reacquired by the Company. Notwithstanding any other provision of the Plan to the contrary, no Participant shall be granted an Option under the Plan to the extent that the sum of (i) the number of shares of Common Stock subject to such Option, (ii) the number of shares subject to all other prior grants of Options under the Plan during the one-year period ending on the date of the grant, and

(iii) the number of shares of Common Stock subject to all other prior share options granted to the Participant under other plans or arrangements of the Company during the one-year period ending on the date of the grant would exceed the Participant's Individual Limit under the Plan. The determination made under the preceding sentence shall be based on the shares of Common Stock subject to Options at the time of grant, regardless of when the Options become exercisable. Subject to the provisions of Section 6.2(a), a Participant's "Individual Limit" shall be 300,000 shares of Common Stock.

  4.3 Release of Shares. If any Option granted hereunder shall be cancelled, forfeited, expire or terminate for any reason without having been exercised or realized in full, any shares of Common Stock subject to such Option (including shares that are not issued because they are withheld to satisfy tax withholding) shall again be available and may thereafter be granted or otherwise applied under this Plan.

  4.4 Restrictions on Shares. Shares of Common Stock issued upon exercise of an Option shall be subject to the terms and conditions specified herein and to such other terms, conditions and restrictions as the Committee in its discretion may determine or provide in the Stock Option Agreement. The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to (1) the completion of any registration or qualification of such shares under federal or state law, or any ruling or regulation of any government body which the Committee, in its sole discretion, determines to be necessary or advisable, or (2) the tendering to the Company of such documents and/or payments as the Committee may deem necessary to satisfy any applicable withholding obligation in order for the Company or another entity to obtain a deduction on its federal, state or local tax return with respect to the exercise of an Option. The Company may cause any certificate for any share of Common Stock to be delivered to be properly marked with a legend or other notation reflecting the limitations on transfer of such Common Stock as provided in this Plan or as the Committee may otherwise require. Fractional shares shall not be delivered, but shall be rounded to the next lower whole number of shares.

  4.5 Stockholder Rights. No person shall have any rights of a stockholder as to shares of Common Stock subject to an Option until, after proper exercise of the Option or other action required, such shares shall have been recorded on the Company's official stockholder records as having been issued or transferred. Upon exercise of the Option or any portion thereof, the Company will have at least thirty (30) days during which to issue the shares, and Participant will not be treated as a stockholder for any purpose whatsoever prior to such issuance. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such shares are recorded as issued or transferred in the Company's official stockholder records, except as provided in Section 6.2.

  4.6 Listing and Registration of Shares. If at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of any of the shares of Common Stock subject to Options under the Plan upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of or in connection with the purchase or issue of shares thereunder, no outstanding Options, the exercise of which would result in the purchase or issuance of shares, may be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The Committee may require any person exercising an Option to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares in compliance with applicable law or otherwise and shall have the authority to cause the Company at its expense to take any action related to the Plan which may be required in connection with such listing, registration, qualification, consent or approval. There shall be no obligation to register any Option granted under the Plan or the shares of Common Stock.

                                   ARTICLE V

                               OPTION PROVISIONS

  5.1 Stock Option Award. The Committee shall have authority to grant Options under the Plan at any time or from time to time to any Participant for such number of shares of Common Stock as the Committee may determine. Options granted under the Plan shall be only Nonqualified Stock Options. An Option shall entitle the Participant to receive shares of Common Stock upon exercise of such Option, subject to the Participant's satisfaction in full of any conditions, restrictions or limitations imposed in accordance with the Plan or a Stock Option Agreement, including without limitation, payment of the Option Price. Each Option granted under this Plan shall be evidenced by a Stock Option Agreement, in a form approved by the Committee, which shall embody the terms and conditions of such Option and which shall be subject to the express terms and conditions set forth in this Plan and to such other terms and conditions as the Committee may deem appropriate. The grant and exercise of Options hereunder shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

  5.2 Option Period. Each Stock Option Agreement shall specify the Option Period for which the Option thereunder is granted, which shall be determined by the Committee. The Option Period shall not exceed ten (10) years from the date of grant, and the Stock Option Agreement shall provide that the Option shall expire at the end of such period. Each Option not exercised shall terminate at the end of the Option Period of not subject to earlier termination as herein provided.

  5.3 Option Price. Subject to the limits stated herein, the Option Price per share at which shares of Common Stock may be acquired upon exercise of an Option shall be determined by the Committee at the time the Option is granted; provided, however, that in no event shall such price be less than the par value of a share of Common Stock on such date.

  5.4 Exercise of Options. Each Option shall be exercisable only during the Option Period determined by the Committee in accordance with the terms of the Plan and the Stock Option Agreement which may prescribe for the exercise of any Option in installments or pursuant to a schedule under which a Participant accrues the right to exercise an Option only upon the completion of a period of service or the satisfaction of other conditions, and the Participant may purchase the total (or some fraction thereof) number of shares of Common Stock subject thereto; provided that if the Participant shall not in any given installment period purchase all of the shares of Common Stock which he is entitled to purchase in such installment period, his right to purchase any shares not purchased in such installment period, except to the extent his Stock Option Agreement provides otherwise, shall continue until the expiration or sooner termination of his Option. In order to exercise an Option, a Participant shall give written notice in a form, an agreement or other document prescribed by the Committee specifying the number of shares of Common Stock to be acquired and making such representations as the Committee deems appropriate, and the Participant shall make such other arrangements with the Secretary of the Company as are acceptable to the Secretary to satisfy any federal, state and local tax withholding obligations and to satisfy the Participant's payment obligation under the Plan and the Stock Option Agreement. Such notice shall be sent or delivered to the Secretary of the Company at the following address: Suite 1400, 980 N. Michigan Avenue, Chicago, Illinois 60611 (or any office which is otherwise designated as the officer to which such notice is to be given).

  5.5 Cancellation of Options. Except as otherwise provided in a Stock Option Agreement, the Option Period shall terminate, unless terminated earlier under
Section 5.2, on the first to occur of (a) the expiration of sixty (60) days following the date of the Participant's Termination of Employment if such termination is other than for Cause, Retirement, Disability or death; (b) the expiration of one (1) year after the Participant's Retirement, if the Participant's Termination of Employment is due to Retirement; (c) the expiration of one (1) year following the date on which the Participant commences to receive benefits under the long term disability plan sponsored by the Company or an Affiliate, or if the Participant is not covered by such a plan, the date on which the Committee shall determine that the Participant has a Disability, if the Participant's Termination of Employment is due to Disability; and (d) the expiration of one (1) year following the date of the appointment of a Representative for the estate of the Participant if the Participant's Termination of Employment is due to death. Unless otherwise expressly provided in a Stock Option Agreement, in the event the Participant incurs a Termination of Employment for Cause, the Option shall be automatically cancelled, without notice to the Participant, effective the date of the Termination of Employment.

  5.6 Payment of Purchase Price Upon Exercise. Except as otherwise provided in a Stock Option Agreement, the Option Price of the shares of Common Stock as to which an Option shall be exercised shall be paid to the Company at the time of exercise, which payment shall be made (a) in cash; (b) by delivery (actual or constructive) of Common Stock certificates which have been in the name of the Participant for at least six months endorsed in blank or accompanied by executed stock powers with signatures guaranteed by a national bank or trust company or a member of a national securities exchange owned by the Participant having a total Fair Market Value on the date of such delivery equal to the Option Price; or (c) by a combination of cash or Common Stock described in
(b). The Company shall not issue or transfer Common Stock upon exercise of an Option until the Option Price is paid in full.

  5.7 Nonassignability. Options may not be the subject of a Transfer other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code, and are exercisable during a Participant's lifetime only by the Participant. Any Transfer or attempted Transfer in derogation of this Plan shall nullify the Option. Notwithstanding the foregoing provisions of this Section, the Committee may permit Options under the Plan to be transferred to or for the benefit of the Participant's family (including, without limitation, to a trust or partnership for the benefit of a Participant's family), subject to such limits as the Committee may establish.

                                  ARTICLE VI

                   GENERAL PROVISIONS APPLICABLE TO THE PLAN

  6.1 Termination of Plan. This Plan shall terminate at such time as the Board may determine, and no Options shall be granted under the Plan after that date. Any Options outstanding under the Plan at the time of its termination shall remain in effect until they shall have been exercised, expired or otherwise cancelled, settled or terminated as provided herein or in the Stock Option Agreement, and such outstanding Options shall not be affected by such termination of the Plan. The provisions of the Plan in respect to the full and final authority of the Committee under the Plan, other than the authority to grant Options, and in respect of a Participant's obligations respecting shares of Common Stock received pursuant to the exercise of an Option shall continue notwithstanding the termination of the Plan.

  6.2 Effect of Certain Changes.

    (a) Anti-Dilution. If there is any change in the outstanding shares of Common Stock by reason of the declaration of stock dividends, or recapitalization resulting in stock splits, or combinations or exchanges of such shares, or recapitalizations, mergers, consolidations, reorganizations, rights offerings, share offerings, exchanges or similar events, the number of shares of Common Stock available for Options and subject to the Plan, the number of such shares covered by outstanding Options, and the Option Price per share shall be proportionately adjusted by the Committee to reflect such changes. Appropriate adjustments may also be made by the Committee in the terms of any Options on an equitable basis.

    (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company following which all the conditions described in clauses (1), (2) and (3) of subsection (iv) of Section 6.2(h) are not satisfied (as if an event of dissolution or liquidation were described in Section 6.2(h)), all Options shall be exercisable at the then Option Price solely for the kind and amount of shares of stock and other securities, property, cash, other consideration or any combination thereof receivable upon such dissolution, liquidation, or corporate separation or division by a holder of the number of shares of Common Stock for which such Option might have been exercised immediately prior to such dissolution or liquidation; provided, that each Option granted under the Plan may terminate as of a date to be fixed by the Committee, provided that not less than thirty (30) days' written notice of the date so fixed shall be given to each Participant, who shall have the right, during the period of thirty
  (30) days preceding such termination, to exercise all Options. The Committee shall waive any limitations set forth in or imposed pursuant to the terms and conditions of the Plan or a Stock Option Agreement so that all Options, from and after a date prior to the effective date of such dissolution or liquidation of the Company, as specified by the Committee, shall be exercisable in full.

    (c) Change in Control. If there is a Change in Control of the Company (as defined in Section 6.2(h)), then each holder of an outstanding Option shall be entitled, upon exercise of such Option, to receive, in lieu of shares of Common Stock, shares of such stock or other securities, property, cash, other consideration or any combination thereof receivable upon such Change in Control, as the holders of shares of Common Stock received pursuant to the terms of the Change in Control. The Committee shall waive any limitation set forth in or imposed pursuant to the terms and conditions of the Plan or a Stock Option Agreement so that all Options, from and after a date prior to the effective date of such Change in Control, as the case may be, as specified by the Committee, shall be exercisable in full.

    (d) Company as Surviving Entity. In case of any consolidation or merger of another corporation into the Company in which the Company is the surviving corporation and in which there is a reclassification or change (including a change in the right to receive cash or other property) of the shares of Common Stock (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination, but including any change in such shares into two or more classes or series of shares), the Committee may provide that each Option may be exercised solely for the kind and amount of shares of stock and other securities (including those of any new direct or indirect parent of the Company), property, cash, other consideration or any combination thereof receivable upon such reclassification, change, consolidation or merger by the holder of shares of Common Stock for which such Option might have been exercised.

    (e) Change in the Common Stock. In the event of a change in the Common Stock of the Company as presently constituted, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan.

    (f) Committee Discretion. To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

    (g) Limit of Rights. Except as hereinbefore expressly provided in this
  Section 6.2, the Participant shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, or consolidation or spinoff of assets or stock of another corporation, and any issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to the Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate, sell or transfer all or part of its business or assets.

    (h) "Change in Control." A "Change in Control" shall be deemed to have occurred on the first to occur of any of the following events:

      (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, as amended) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty-one percent (51%) or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control of the
    Company: (1) any acquisition by the Company, (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (3) any acquisition by any corporation pursuant to a reorganization, merger or consolidation if, following such reorganization, merger or consolidation, the conditions described in clauses (1), (2) and (3) of subsection (iii) of this Section are satisfied; or

      (ii) Individuals who, as of the Effective Date of this Plan, constitute the Board of Directors of the Company (the "Incumbent Board of the Company") cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board of the Company shall be considered as though such individual were a member of the Incumbent Board of the Company, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as contemplated by Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company; or

      (iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (1) more than fifty-one percent (51%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owing immediately prior to such reorganization, merger or consolidation, directly or indirectly, fifty-one percent (51%) or more of the Outstanding Company Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, fifty-one percent (51%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (3) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board of the Company at the time of the execution of the initial providing for such reorganization, merger or consolidation; or

      (iv) Approval by the shareholders of the Company of the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (1) more than fifty-one percent (51%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, fifty-one percent (51%) or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, fifty-one percent (51%) or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (3) at least a majority of the members of the board of directors of such corporation were members of the board of directors of such corporation were members of the Incumbent Board of the Company at the time of the execution of the initial or action of the Board providing for such sale or other disposition of assets of the Company.

  6.3 Withholding. All options under the Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee, through the surrender of shares of Common Stock which the Participant already owns or to which a Participant is otherwise entitled under the Plan; provided, however, previously-owned shares that have been held by the Participant less than six months or shares to which the Participant is entitled under the Plan may only be used to satisfy the minimum tax withholding required by applicable law.

  6.4 Notice to the Company of Participant's Election. Any Participant who exercises the election under Section 83 of the Code to have his receipt of shares of Common Stock hereunder taxed currently, without regarding to the restrictions imposed under this Plan or a Stock Option Agreement or law, shall provide the Company with a copy of such election immediately upon making the election.

                                  ARTICLE VII

                                 MISCELLANEOUS

  7.1 Indemnification of the Board and Committee. In addition to such other rights of indemnification as they may have and to the extent permitted by law, the Company shall indemnify, defend and hold harmless the Board, the Committee, the members of the Committee, the officers of the Company, and any agent or representative selected by the Board or Committee (collectively "indemnified party") against the reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or any threat thereof, or in connection with any appeal therein, to which they or any of them may be a party by reason of any act or omission in connection with the Plan or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such indemnified party is liable for gross negligence or gross misconduct in the performance of his duties; provided that within sixty
(60) days after institution of any such action, suit or proceeding the indemnified party may in writing elect to defend the same at its sole expense, and if such election is made, the Company shall have no further liability or obligation to the indemnified party under this Section. The provisions of this
Section 7.1 shall in no way limit any other obligation or arrangements the Company may have with regard to indemnifying an indemnified party.

  7.2 Mitigation of Excise Tax. If any payment or right accruing to a Participant under this Plan (without the application of this Section 7.2), either alone or together with other payments or rights accruing to the Participant from the Company or an Affiliate ("Total Payments") would constitute a "parachute payment" (as defined in Section 280G of the Code and regulations thereunder), such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under the Plan being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code. The determination of whether any reduction in the rights or payments under this Plan is to apply shall be made by the Committee in good faith after consultation with the Participant, and such determination shall be conclusive and binding on the Participant. The Participant shall cooperate in good faith with the Committee in making such determination and providing the necessary information for this purpose. The foregoing provisions of this Section 7.2 shall apply with respect to any person only if after reduction for any applicable federal excise tax imposed by Section 4999 of the Code and federal income tax imposed by the Code, the Total Payments accruing to such person would be less than the amount of the Total Payments as reduced, if applicable, under the foregoing provisions of the Plan and after reduction for only federal income taxes.

  7.3 Interpretation. Whenever necessary or appropriate in this Plan and where the context so requires, the singular term and the related pronouns shall include the plural and the masculine and feminine gender.

  7.4 Governing Law. The Plan shall be governed by the laws of the State of Delaware (other than its laws respecting choice of law).

  7.5 Validity. If any provision of this Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.

  7.6 Assignment. This Plan shall inure to the benefit of and be binding upon the parties hereof, and their respective successors and permitted assigns.

  7.7 Captions. The captions to this Plan are for convenience of reference only and in no way define, limit or describe the scope or the intent of this Plan or any part hereof, nor in any way affect this Plan or any part hereof.

  7.8 Amendments. Except as provided herein, the Board of Directors may at anytime amend, waive, discharge or terminate the Plan. Subject to Section 6.2, no amendment, waiver, discharge or termination of the Plan shall adversely alter, impair, limit or terminate the rights of a Participant under the Plan or a Stock Option Agreement with respect to any previously granted Option or shares of Common Stock received with respect to such Option without the written consent of the Participant. Subject to Section 6.2, only with the prior written consent of the Participant, the Committee may modify, extend, replace or renew an outstanding Stock Option Agreement, or accept the surrender of an Option and grant a new Option in substitution thereof.

  7.9 Entire Agreement. This Plan and the Stock Option Agreement constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between the Plan and the Stock Option Agreement, the terms and conditions of this Plan shall control.

  7.10 Rights with Respect to Continuance of Employment. Nothing contained herein shall be deemed to alter the at-will employment relationship between the Company or an Affiliate and a Participant. Nothing contained herein shall be construed to constitute a contract of employment between the Company or an Affiliate and a Participant. The Company or an Affiliate and each of the Participants continue to have the right to terminate the employment relationship at any time for any reason. The Company or an Affiliate shall have no obligation to retain the Participant in its employ as a result of this Plan. There shall be no inference as to the length of employment hereby, and the Company or an Affiliate reserves the same rights to terminate the Participant's employment as existed prior to the individual becoming a Participant in this Plan.

  7.11 Options for Shares in Substitution for Stock Options Granted by Other Corporations. Options may be granted under the Plan from time to time in substitution for stock options or stock appreciation rights held by employees, directors or service providers of other corporations who are about to become officers, directors or employees of the Company as the result of a merger or consolidation of the employing corporation with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing corporation, or the acquisition by the Company or Affiliate of the stock of the employing corporation, as the result of which it becomes a designated employer under the Plan. The terms and conditions of the Options so granted may vary from the terms and conditions set forth in this Plan at the time of such grant as the majority of the members of the Committee may deem appropriate to conform, in whole or in part, to the provisions of the options in substitution for which they are granted.

  7.12 Procedure for Adoption. Any Affiliate of the Company may by resolution of such direct or indirect subsidiary's board of directors, with the consent of the Board of Directors and subject to such conditions as may be imposed by the Board of Directors, adopt the Plan for the benefit of its employees as of the date specified in the board resolution.

  7.13 Procedure for Withdrawal. Any Affiliate which has adopted the Plan may, by resolution of the board of directors of such direct or indirect subsidiary, with the consent of the Board of Directors and subject to such conditions as may be imposed by the Board of Directors, terminate its adoption of the Plan.

PROXY       RELIANCE ACCEPTANCE GROUP, INC.             THIS PROXY IS SOLICITED
          400 NORTH LOOP 1604 EAST, SUITE 200,              ON BEHALF OF THE
                SAN ANTONIO, TEXAS 78232                   BOARD OF DIRECTORS
      PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
               TO BE HELD ON MAY 29, 1997

  TO VOTE AT THE ANNUAL MEETING IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF RELIANCE ACCEPTANCE GROUP, INC., SIGN AND DATE THE REVERSE SIDE OF THIS CARD WITHOUT CHECKING ANY BOX.

  The undersigned holder of Common Stock, par value $.01 per share, of Reliance Acceptance Group, Inc. (the "Company") hereby appoints Howard B. Silverman, James I. Kaplan and William S. Race, or any of them, with full power of substitution in each, as proxies to cast all votes which the undersigned stockholder is entitled to cast at the Annual Meeting of Stockholders (the "Annual Meeting") to be held in the Mesquite-Live Oak Rooms of the Embassy Suites Hotel, 10110 U.S. Highway 281 North, San Antonio, Texas 78216, on Thursday, May 29, 1997, at 9:00 A.M., Central Daylight time, and at any adjournments thereof, upon the following matters. The undersigned stockholder hereby revokes any proxy or proxies heretofore given.

1.  ELECTION OF DIRECTORS TO CLASS III

    [_]  FOR all nominees listed below
         (except as marked to the contrary below)

    [_]  WITHHOLD AUTHORITY to vote for all nominees listed below

    (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name listed below.)

     THOMAS L. BARLOW             LORI COLE           SOLWAY F. FIRESTONE

    If a nominee becomes unavailable for election or unable to serve as a director, the votes will be cast for a person that will be designated by the Board of Directors of the Company.

2. PROPOSAL TO APPROVE AND RATIFY THE RELIANCE ACCEPTANCE GROUP, INC. 1997 STOCK OPTION PLAN.
               [_]  For        [_]  Against        [_]  Abstain

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, or any adjournments thereof.

                          (continued from other side)
  This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND IN THE DISCRETION OF THE PROXIES AS TO OTHER MATTERS. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person. The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement.
PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

                                       DATED:
                                             ----------------------------------

                                       ----------------------------------------
                                       Signature

                                       ----------------------------------------
                                       Signature (if held jointly)

                                       Please date and sign exactly as the
                                       name appears hereon. When signing as
                                       executor, administrator, trustee,
                                       guardian, attorney-in-fact or other
                                       fiduciary, please give title as such.
                                       When signing as corporation, please
                                       sign in full corporate name by
                                       President or other authorized officer.
                                       If you sign for a partnership, please
                                       sign in partnership name by an
                                       authorized person.